Exhibit 99.1

CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.cpstechnologysolutions.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2022 RESULTS

Norton, Massachusetts, May 4, 2022. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $6.7 million and an operating profit of $547 thousand for the quarter ended April 2, 2022. This compares with revenues of $4.9 million and an operating profit of $36 thousand for the quarter ended March 27, 2021.

Michael McCormack, President and CEO, said: “We are delighted to report that revenues in the first quarter 2022 were the highest in the company’s history and showed 7% improvement over revenues in the fourth quarter of 2021. Even more significantly we show a revenue increase of 37% over the first quarter of 2021. Further, we are beginning to see the benefits of the growth programs we have put in place as our first quarter operating profit was greater than the operating profit for the entire 2021 fiscal year. We are pleased to realize returns on the growth initiatives and operational changes we are executing. The team is continuing to drive growth and efficiency to sustain this momentum.

After over two years of disruption to some degree or another, we are relieved to share that the COVID-19 pandemic today has little to no impact on CPS operations or outlook. CPS has not been directly affected by the war in Ukraine having had minimal sales to that part of the world, the loss of which would not have a noticeable impact on our financial results.

As the global economy progresses out of pandemic recovery and into new conflicts, there are lasting impacts such as inflation, material availability, logistics delays, and limited labor force that we are actively working to mitigate. In an uncertain overall economic environment, we remain very pleased with our first quarter performance and are confident in our outlook.

Beyond Fiscal Year 2022, we are cautiously optimistic that our collective growth initiatives, specifically in longer-term new product development investments, will expand the current product lines both in terms of revenues and earnings. We have re-engaged with the Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) programs having made several submissions and will continue to do so. We have been awarded 2 projects under these programs for the Army and now the Navy, but are still in the pre-contract phase. Lastly, we continue to make measured investments to increase the capacity of our current high-volume manufacturing.”

The Company will be hosting its first quarter conference call with investors at 4:45pm on Wednesday, May 4. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 3323509

111 South Worcester Street, Norton, Massachusetts 02766-2102    Tel: 508-222-0614  Fax: 508-222-0220

CPS is Certified to the ISO 9001 Standard

Visit us on the Web:  www.cpstechnologysolutions.com

We encourage those who wish to participate, to call in 10 minutes before the scheduled start time to ensure the operator can connect you prior to the start of the call.

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications including the GPS III satellite and the Mars rover. CPS armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2022 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORP.

Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	April 2,	March 27,
	2022	2021

Revenues:
Product sales	$6,652,714	$4,865,708

Total revenues	6,652,714	4,865,708
Cost of product sales	4,689,224	3,921,568

Gross Margin	1,963,490	944,140
Selling, general, and administrative expense	1,416,393	908,471

Income from operations	547,097	35,669
Other income (expense), net	(1,913)	(4,310)

Income before taxes	545,184	31,359
Income tax provision	125,748	456

Net income	$419,436	$30,903

Net income per basic common share	$0.03	$0.00

CPS TECHNOLOGIES CORP.

Balance Sheet (Unaudited)

	April 2,	December 25,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$4,699,694	$5,050,312
Accounts receivable-trade, net	4,902,518	4,870,021
Inventories, net	4,705,526	3,911,602
Prepaid expenses and other current assets	334,963	225,873
Total current assets	14,642,701	14,057,808
Net property and equipment	1,322,494	1,322,494

Right-of-use lease asset	558,000	586,000
Deferred taxes, net	2,698,686	2,823,978
Total Assets	$19,221,881	$18,800,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	51,620	55,906
Accounts payable	2,251,122	2,100,251
Accrued expenses	717,482	1,086,429
Deferred revenue	1,707,138	1,707,138
Lease liability, current portion	157,000	155,000
Total current liabilities	4,879,361	5,104,724
Note payable less current portion	87,988	98,684
Long term lease liability	401,000	431,000
Total liabilities	5,373,350	5,634,408

Total stockholders’ equity	13,848,531	13,166,311
Total liabilities and stockholders’ equity	$19,221,881	$18,800,719